UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2013

ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Four Corporate Drive Lake Zurich, IL		60047
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 541-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Effective May 13, 2013 (the “Effective Date”), ACCO Brands Corporation (the “Company”) entered into an Amended and Restated Credit Agreement, dated as of May 13, 2013 (the “Restated Credit Agreement”), among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto.  The Restated Credit Agreement amends and restates the Company’s existing credit agreement, dated as of March 26, 2012, as amended (the “2012 Credit Agreement”), that had been entered into in connection with the Company’s acquisition of the Consumer and Office Products business of MeadWestvaco Corporation.  In addition, immediately prior to the effectiveness of the Restated Credit Agreement, the Company entered into a Second Amendment, dated as of May 13, 2013 (the “Second Amendment”), to the 2012 Credit Agreement in order to facilitate the entry into and obtain certain lender consents for the Restated Credit Agreement.

The Restated Credit Agreement provides for a $780 million, five-year senior secured credit facility, which consists of a $250 million revolving credit facility (the “Revolving Facility”) and a $530 million term loan.  Specifically, in connection with the Restated Credit Agreement, the Company:

•
replaced the Company’s existing U.S.-dollar denominated Senior Secured Term A Loan, due May 2017, under the 2012 Credit Agreement, which had an aggregate principal amount of $220.8 million outstanding immediately prior to the Effective Date, with a new U.S.-dollar denominated Senior Secured Term A Loan, due May 2018, in an aggregate original principal amount of $530 million (the “Restated Term A Loan”);

•
prepaid in full the Company’s existing U.S.-dollar denominated Senior Secured Term B Loan, due May 2019, under the 2012 Credit Agreement, which had an aggregate principal amount of $310.2 million outstanding immediately prior to the Effective Date, using a portion of the proceeds from the Restated Term A Loan; and

•	replaced the $250 million revolving credit facility under the 2012 Credit Agreement with the Revolving Facility, under which $47.3 million was outstanding immediately following the Effective Date.

Prior to the Effective Date, the Company’s Canadian-dollar denominated Senior Secured Term A Loan, due May 2017, that had been drawn under the 2012 Credit Agreement had been fully repaid.

Amounts drawn under the Restated Credit Agreement at the Effective Date bear interest as follows:

•	the Restated Term A Loan will bear interest at the Eurodollar rate plus an applicable rate of 1.75% to 2.50%, depending on the Company’s consolidated leverage ratio, with no interest rate floor; and

•
amounts drawn under the Revolving Facility will bear interest at the Eurodollar rate plus an applicable rate of 1.75% to 2.50%, depending on the Company’s consolidated leverage ratio, with no interest rate floor.

At closing, the Eurodollar applicable rate for the Restated Term A Loan and amounts drawn under the Revolving Credit Facility was 2.25%, which represents a reduction from the applicable rate of 3.00% in effect immediately prior to the Effective Date under the 2012 Credit Agreement.

Borrowings representing the increase in the principal amount of the Restated Term A Loan were used to prepay the Term B Loan under the 2012 Credit Agreement, while the Revolving Facility is expected to be available for working capital and general corporate purposes.  Immediately following the Effective Date, $191.3 million was available for borrowing under the Revolving Facility.  Undrawn amounts under the Revolving Facility will be subject to a commitment fee rate of 0.25% to 0.50% per annum, depending on the Company’s consolidated leverage ratio.  At closing, the commitment fee rate was 0.375%.

Maturity and amortization.  Borrowings under the Revolving Facility and the Restated Term A Loan will mature on May 13, 2018.  Amounts under the Revolving Facility will be non-amortizing.  Beginning September 30, 2013, the outstanding principal amount under the Restated Term A Loan will be payable in quarterly installments in an amount representing, on an annual basis, 5.0% of the initial aggregate principal amount of such loan and increasing to 12.50% of the initial aggregate principal amount of such loan by June 30, 2016.

Interest rates.  Amounts outstanding under the Restated Credit Agreement will bear interest (i) in the case of Eurodollar loans, at a rate per annum equal to the Eurodollar rate (which is based on an average British Bankers Association Interest Settlement Rate) plus the applicable rate; (ii) in the case of loans made at the Base Rate (which means the highest of (a) the Bank of America, N.A. prime rate then in effect, (b) the Federal Funds Effective Rate (as defined in the Restated Credit Agreement) then in effect plus ½ of 1.00% and (c) the Eurodollar rate that would be payable on such day for a Eurodollar loan with a one-month interest period plus 1.00%), at a rate per annum equal to the Base Rate plus the applicable rate; and (iii) in the case of swing line loans, at a rate per annum equal to the Base Rate plus the applicable rate for the Revolving Credit Facility.  Separate base interest rate and applicable rate provisions will apply for any Canadian or Australian currency denominated loans.

The applicable rate applied to outstanding Eurodollar loans and Base Rate loans is based on the Company’s consolidated leverage ratio (as defined in the Restated Credit Agreement) as follows:

Consolidated Leverage Ratio	Applicable Rate on Eurodollar Loans	Applicable Rate on Base Rate Loans
> 4.00 to 1.00	2.50%	1.50%
≤ 4.00 to 1.00 and > 3.50 to 1.00	2.25%	1.25%
≤ 3.50 to 1.00 and > 2.50 to 1.00	2.00%	1.00%
≤ 2.50 to 1.00	1.75%	0.75%

Prepayments.  Subject to certain conditions and exceptions, the Restated Credit Agreement requires the Company to prepay outstanding loans in certain circumstances, including (a) in an amount equal to 100% of the net cash proceeds from sales or dispositions of property or assets in excess of $10.0 million per fiscal year, (b) in an amount equal to 100% of the net cash proceeds from property insurance or condemnation awards in excess of $10.0 million per fiscal year and (c) in an amount equal to 100% of the net cash proceeds from additional debt other than debt permitted under the Restated Credit Agreement.  The Company also is required to prepay outstanding loans with specified percentages of excess cash flow based on its leverage.  The Restated Credit Agreement contains other customary prepayment obligations and provides for voluntary commitment reductions and prepayment of loans, subject to certain conditions and exceptions.

 Covenants.  The Restated Credit Agreement contains customary affirmative and negative covenants as well as events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain bankruptcy or insolvency events, certain ERISA-related events, changes in control or ownership and invalidity of any loan document.  Certain capital expenditure covenants contained in the 2012 Credit Agreement were eliminated in the Restated Credit Agreement.

Financial tests. Under the Restated Credit Agreement, the Company is required to meet certain financial tests, including a maximum consolidated leverage ratio (as defined in the Restated Credit Agreement) as determined by reference to the following ratios:

Period	Maximum Consolidated Leverage Ratio
Effective Date through June 30, 2014	4.50:1.00
July 1, 2014 through June 30, 2015	4.00:1.00
July 1, 2015 through June 30, 2017	3.75:1.00
July 1, 2017 and thereafter	3.50:1.00

Beginning with the fiscal quarter ending June 30, 2013, the Restated Credit Agreement also requires the Company to maintain a consolidated fixed charge coverage ratio (as defined in the Restated Credit Agreement) as of the end of any fiscal quarter at or above 1.25 to 1.00.  Under the Restated Credit Agreement, the Company no longer must meet certain minimum interest coverage ratios that were present in the 2012 Credit Agreement.

Guarantees and Security.  Generally, obligations under the Restated Credit Agreement are guaranteed by certain of the Company’s existing and future subsidiaries, and are secured by substantially all of the Company’s and certain guarantor subsidiaries’ assets, subject to certain exclusions and limitations.

The foregoing summary of certain principal provisions of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Restated Credit Agreement, which is attached as Exhibit 10.2, and the Second Amendment, which is attached as Exhibit 10.1, and incorporated by reference herein.

Section 2—Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Section 7—Regulation FD Disclosure

Item 7.01	Regulation FD Disclosure

As a result of the refinancing, the Company currently estimates its cash interest, net of interest income and book interest expense for 2013 and 2014 will be as follows:

	2013 (in millions)	2014 (in millions)
Cash Interest, net	$50	$44
Book Interest	$54	$48

These amounts assume the repayment of $150 million of debt in the full year 2012, consistent interest rates during the relevant periods, and exclude any one-time or non-recurring write-offs and are directional information which are provided for modeling purposes only.  This compares with estimated cash interest, net of interest income and book interest expense for 2013 of $55 million and $61 million, respectively, prior to the refinancing.

In connection with the refinancing, the Company will write off approximately $9.5 million, primarily relating to loan fees associated with the 2012 Credit Agreement in the 2013 second quarter.

Certain statements made in this Current Report on Form 8-K are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Because actual results may differ from those predicted by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the Company’s securities. Our forward-looking statements are made as of the date hereof and we undertake no obligation to update these forward-looking statements in the future.

Section 9—Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

 The following exhibits are included with this report:

Exhibit Number	Description of Exhibit
10.1

Second Amendment, dated as of May 13, 2013, to the Credit Agreement, dated as of March 26, 2012, among the Company, certain subsidiaries of the Company, Barclays Bank PLC and Bank of Montreal, as administrative agents, and the other agents and lenders party thereto.

10.2
Amended and Restated Credit Agreement, dated as of May 13, 2013, among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)

Date: May 13, 2013	By:	/s/Neal V. Fenwick
Name: Neal V. Fenwick
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1

Second Amendment, dated as of May 13, 2013, to the Credit Agreement, dated as of March 26, 2012, among the Company, certain subsidiaries of the Company, Barclays Bank PLC and Bank of Montreal, as administrative agents, and the other agents and lenders party thereto.

10.2
Amended and Restated Credit Agreement, dated as of May 13, 2013, among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto.